Exhibit 4.1

CONFORMED COPY

FIRST SUPPLEMENTAL AGENCY AGREEMENT

22 APRIL 2009

NYSE EURONEXT

€250,000,000

5.375 per cent. Notes due 2015

(to be consolidated and form a single series with NYSE Euronext’s existing

€750,000,000 5.375 per cent. Notes due 2015 issued on 23 April 2008)

THIS FIRST SUPPLEMENTAL AGENCY AGREEMENT is dated 22 April 2009 and made BETWEEN:

(1)	NYSE EURONEXT (the Issuer);

(2)	CITIBANK, N.A., LONDON BRANCH;

(3)	DEXIA BANQUE INTERNATIONALE À LUXEMBOURG, SOCIÉTÉ ANONYME; and

(4)	ABN AMRO BANK N.V.

WHEREAS:

(A)	This First Supplemental Agency Agreement is supplemental to the Agency Agreement dated 23 April 2008 (the Principal Agency Agreement) relating to the €750,000,000 5.375 per cent. Notes due 2015 issued on 23 April 2008 (the Original Notes).

(B)	The Issuer has agreed to issue €250,000,000 5.375 per cent. Notes due 2015 (the New Notes), to be consolidated and form a single series with the Original Notes.

(C)	The New Notes will initially be represented by a temporary global Note (the New Temporary Global Note) in or substantially in the form set out in Part 1 of Schedule 1 which will be exchanged in accordance with its terms for a permanent global Note (the New Permanent Global Note and, together with the New Temporary Global Note, the New Global Notes) in or substantially in the form set out in Part 2 of Schedule 1. Upon exchange of the New Temporary Global Note for the New Permanent Global Note, the New Notes shall be consolidated and form a single series with the Original Notes.

(D)	The parties hereto have agreed to make certain modifications to the Principal Agency Agreement.

(E)	This Agreement is supplemental to, and is to be read in conjunction with, the Principal Agency Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Words and expressions defined in the Principal Agency Agreement and not otherwise defined in this Agreement shall have the same meanings when used in this Agreement.

2.	Subject as provided in this Agreement, the provisions of the Principal Agency Agreement, shall, where the context so admits, be deemed to be amended with effect from the date hereof as if references therein to “Notes” were references to both the Original Notes and the New Notes and to the “Conditions” were references to both the Conditions of the Original Notes and the Conditions of the New Notes, which will be in or substantially in the form set out in Part 2 of Schedule 2, except that:

(a)	references in the Principal Agency Agreement to the “Temporary Global Note” shall be construed:

(i)	in relation to the Original Notes, so as to mean the Temporary Global Note initially representing the Original Notes; and

(ii)	in relation to the New Notes, so as to mean the New Temporary Global Note;

(b)	references in the Principal Agency Agreement to the “Permanent Global Note” shall be construed:

(i)	in relation to the Original Notes, so as to mean the Permanent Global Note representing the Original Notes; and

(ii)	in relation to the New Notes, so as to mean the New Permanent Global Note; and

(c)	references in the Principal Agency Agreement to a “Global Note” shall be construed:

(i)	in relation to the Original Notes, so as to mean a Global Note representing the Original Notes; and

(ii)	in relation to the New Notes, so as to mean a New Global Note.

3.	On and from the date hereof the Principal Agency Agreement is hereby modified as follows:

(a)	by the deletion of the Form of Definitive Original Note set out in Part 1 of Schedule 2 thereto and the substitution therefor of the Form of Definitive Note set out in Part 1 of Schedule 2 hereto;

(b)	by the deletion of the Form of Original Coupon set out in Part 1 of Schedule 2 thereto and the substitution therefor of the Form of Coupon set out in Part 1 of Schedule 2 hereto;

(c)	by the deletion of the Conditions of the Notes set out in Part 2 of Schedule 2 thereto and the substitution therefor of the Conditions of the Notes set out in Part 2 of Schedule 2 hereto; and

(d)	by the deletion of clauses 27.1, 27.2 and 27.4 thereto and the substitution therefor of the following clauses respectively:

“27.1	The provisions of this Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

27.2	Subject to subclause 27.4 below, the Issuer irrevocably agrees for the benefit of the Paying Agents that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and accordingly submit to the exclusive jurisdiction of the English courts.

27.4	The Paying Agents may take any suit, action or proceeding (together referred to as Proceedings) arising out of or in connection with this Agreement (including any Proceedings relating to any non-contractual obligations arising out of or in connection with this Agreement), against the Issuer in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions.”.

4.	The Principal Agency Agreement shall, mutatis mutandis, be read as one with this Agreement so that all references in the Principal Agency Agreement to “this Agreement” shall be deemed to refer also to this Agreement and the parties thereto shall in their respective capacities have the same rights and duties applicable to them in relation to the New Notes as are specified as being applicable to them in the Principal Agency Agreement in relation to the Original Notes.

5.	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

6.	The provisions of this Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

7.	No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of any person which exists apart from that Act.

SIGNED by each of the parties (or their duly authorised representatives) on the date which appears first on page 1.

SCHEDULE 1

FORMS OF THE GLOBAL NOTES

PART 1

FORM OF THE TEMPORARY GLOBAL NOTE

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

NYSE Euronext

TEMPORARY GLOBAL NOTE

€250,000,000

5.375 per cent. Notes due 2015

(to be consolidated and form a single series with the €750,000,000 5.375 per cent. Notes due 2015 issued on 23 April 2008)

This temporary Global Note is issued in respect of the €250,000,000 5.375 per cent. Notes due 2015 (the Notes) of NYSE Euronext (the Issuer), to be consolidated and form a single series with the €750,000,000 5.375 per cent. Notes due 2015 issued by the Issuer on 23 April 2008. The Notes are issued subject to and with the benefit of a First Supplemental Agency Agreement (the First Supplemental Agency Agreement) dated 22 April 2009, between, among others, the Issuer and Citibank, N.A., London Branch as Fiscal Agent (the Fiscal Agent) which is supplemental to an agency agreement dated 23 April 2008 (the Principal Agency Agreement and, together with the First Supplemental Agency Agreement, the Agency Agreement) between the same parties and the Conditions of the Notes (the Conditions) set out in Part 2 of Schedule 2 to the First Supplemental Agency Agreement.

1.	PROMISE TO PAY

Subject as provided in this temporary Global Note, the Issuer, for value received, promises to pay the bearer of this temporary Global Note the sum of €250,000,000 (two hundred and fifty million euros) or such lesser sum as is equal to the principal amount of the Notes represented by this temporary Global Note or such other amounts as are expressed to be payable in respect of the Notes represented by this temporary Global Note on early redemption of the Notes on 30 June 2015 or on such earlier date as the principal or other amounts in respect of this temporary Global Note may become due under the Conditions and to pay interest on the principal sum for the time being outstanding at the rate of 5.375 per cent. per annum from 23 April 2008 payable annually in arrear on 30 June in each year (starting 30 June 2009) until payment of the principal sum has been made or duly provided for in full together with any other amounts as may be payable, all subject to and under the Conditions.

The principal amount of Notes represented by this temporary Global Note shall be the aggregate amount from time to time entered in the records of both Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme (together the relevant Clearing Systems). The records of the relevant Clearing Systems (which expression in this temporary Global Note means the records that each relevant Clearing System holds for its customers which reflect the amount of such customer’s interest in the Notes) shall be conclusive evidence of the principal amount of Notes represented by this temporary Global Note and, for these purposes, a statement issued by a relevant Clearing System (which statement shall be made available to the bearer upon request) stating the nominal amount of Notes represented by this temporary Global Note at any time shall be conclusive evidence of the records of the relevant Clearing System at that time.

2.	EXCHANGE FOR PERMANENT GLOBAL NOTE AND PURCHASES

The permanent Global Note to be issued on exchange for interests in this temporary Global Note will be substantially in the form set out in Part 2 of Schedule 1 to the First Supplemental Agency Agreement.

Subject as provided below, the permanent Global Note will only have an entry made to represent definitive Notes after the date which is 40 days after the closing date for the Notes (the Exchange Date).

Interests in this temporary Global Note may be exchanged for interests recorded in the records of the relevant Clearing Systems in a duly executed and authenticated permanent Global Note without charge, in full or partial exchange for this temporary Global Note, in order that the permanent Global Note represents an aggregate principal amount of Notes equal to the principal amount of this temporary Global Note submitted for exchange. Notwithstanding the foregoing, no such exchange shall be made unless there shall have been presented to the Fiscal Agent or such other person as the Fiscal Agent may direct (the Exchange Agent) by a relevant Clearing System a certificate (substantially in the form of Schedule 2 hereto) to the effect that it has received from or in respect of a person entitled to a beneficial interest in a particular principal amount of the Notes (as shown by its records) a certificate of non-US beneficial ownership from such person, substantially in the form of Schedule 1 hereto, or in such other form required by it.

Notwithstanding the foregoing, where this temporary Global Note has been exchanged in part for the permanent Global Note pursuant to the foregoing and definitive Notes have been issued in exchange for the total amount of Notes represented by the permanent Global Note pursuant to its terms, then interests in this temporary Global Note will no longer be exchangeable for interests in the permanent Global Note but will be exchangeable, in full or partial exchange, for duly executed and authenticated definitive Notes, without charge, in the denomination of €50,000 each with interest coupons attached, such definitive Notes to be substantially in the form set out in Part 1 of Schedule 2 to the First Supplemental Agency Agreement. Notwithstanding the foregoing, definitive Notes shall not be so issued and delivered unless there shall have been presented to the Exchange Agent by a relevant Clearing System a certificate to the effect that it has received from or in respect of a person entitled to a beneficial interest in a particular principal amount of Notes (as shown by its records) a certificate of non-US beneficial ownership from such person, substantially in the form of Schedule 1 hereto, or in such other form required by it.

Any person who would, but for the provisions of this temporary Global Note and of the Agency Agreement, otherwise be entitled to receive either (a) an interest in the permanent Global Note or (b) definitive Notes shall not be entitled to require the exchange of an appropriate part of this temporary Global Note for an interest in the permanent Global Note or definitive Notes unless and until he shall have delivered or caused to be delivered to a relevant Clearing System a certificate of non-US beneficial ownership, substantially in the form of Schedule 1 hereto, or in such other form required by it.

Presentation of this temporary Global Note for exchange shall be made by the bearer hereof on any day (other than a Saturday or Sunday) on which banks are open for general business in London. The aggregate principal amount of interests in the permanent Global Note recorded in the records of the relevant Clearing Systems or, as the case may be, definitive Notes issued upon an exchange of this temporary Global Note will, subject to the terms hereof, be equal to the aggregate principal amount of this temporary Global Note submitted by the bearer for exchange (to the extent that such principal amount does not exceed the aggregate principal amount of this temporary Global Note).

Upon (a) any exchange of a part of this temporary Global Note for an interest in the permanent Global Note or for a definitive Note, (b) receipt of instructions from a relevant Clearing System that, following the purchase by or on behalf of the Issuer or any of its subsidiaries of a part of this temporary Global Note, part is to be cancelled or (c) any redemption of a part of this temporary Global Note, the Issuer shall procure that the portion of the principal amount of this temporary Global Note so exchanged, cancelled or redeemed shall be entered pro rata in the records of the relevant Clearing Systems. On an exchange in whole of this temporary Global Note, this temporary Global Note shall be surrendered to or to the order of the Fiscal Agent.

3.	BENEFITS

Until the entire principal amount of this temporary Global Note has been extinguished in exchange for the permanent Global Note and/or definitive Notes, the bearer of this temporary Global Note shall in all respects be entitled to the same benefits as if he were the bearer of the definitive Notes referred to above, except that the bearer of this temporary Global Note shall only be entitled to receive any payment on this temporary Global Note on presentation of certificates as provided below. Accordingly, except as ordered by a court of competent jurisdiction or as required by law or applicable regulation, the Issuer and any Paying Agent may deem and treat the holder of this temporary Global Note as the absolute owner of this temporary Global Note for all purposes. All payments of any amounts payable and paid to such holder shall, to the extent of the sums so paid, discharge the liability for the moneys payable on this temporary Global Note and on the relevant definitive Notes and/or Coupons.

4.	PAYMENTS

Payments due in respect of Notes for the time being represented by this temporary Global Note shall be made to the bearer of this temporary Global Note only upon presentation by a relevant Clearing System to the Fiscal Agent at its specified office of a certificate to the effect that it has received from or in respect of a person entitled to a particular principal amount of the Notes (as shown on its records) a certificate of non-US beneficial ownership, substantially in the form of Schedule 1 hereto, or in such other form required by it. Each payment so made will discharge the Issuer’s obligations in respect thereof.

The bearer of this temporary Global Note will not be entitled to receive any payment of interest due on or after the Exchange Date unless, upon due certification, exchange of this temporary Global Note is improperly withheld or refused.

Upon any payment in respect of the Notes represented by this temporary Global Note, the Issuer shall procure that the amount so paid shall be entered pro rata in the records of the relevant Clearing Systems. In the case of any payment of principal the Issuer shall procure that the amount so paid shall be entered pro rata in the records of the relevant Clearing Systems and, upon such entry being made, the principal amount of the Notes recorded in the records of the relevant Clearing Systems and represented by this temporary Global Note shall be reduced by the amount so paid. Any failure to make such entries shall not affect the discharge referred to in the first paragraph above.

5.	ACCOUNTHOLDERS

For so long as any of the Notes is represented by this temporary Global Note or by this temporary Global Note and the permanent Global Note and such Global Note(s) is/are held on behalf of the relevant Clearing Systems, each person (other than a relevant Clearing System) who is for the time being shown in the records of a relevant Clearing System as the holder of a particular principal amount of Notes (each an Accountholder) (in which regard any certificate or other document issued by a relevant Clearing System as to the principal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes) shall be treated as the holder of that principal amount for all purposes (including but not limited to for the purposes of any quorum requirements of, or the right to demand a poll or, meetings of the Noteholders and giving notice to the Issuer pursuant to Condition 9 and tendering Notes in any Change of Control Offer made pursuant to Condition 6.3) other than with respect to the payment of principal, premium and interest on the Notes, the right to which shall be vested, as against the Issuer, solely in the bearer of this temporary Global Note in accordance with and subject to its terms. Each Accountholder must look solely to the relevant Clearing Systems for its share of each payment made to the bearer of this temporary Global Note.

The Issuer covenants in favour of each Accountholder that it will make all payments in respect of the principal amount of Notes for the time being shown in the records of the relevant Clearing Systems as being held by the Accountholder and represented by this temporary Global Note to the bearer of this temporary Global Note in accordance with clause 1 above and acknowledges that each Accountholder may take proceedings to enforce this covenant and any of the other rights which it has under the first paragraph of this clause directly against the Issuer.

6.	NOTICES

For so long as all of the Notes are represented by this temporary Global Note or by this temporary Global Note and the permanent Global Note and such Global Note(s) is/are held on behalf of a relevant Clearing System, notices to Noteholders may be given by delivery of the relevant notice to the relevant Clearing Systems for communication to the relative Accountholders rather than by publication as required by Condition 11; provided that, so long as the Notes are listed on the Luxembourg Stock Exchange, notice will also be given by publication in a daily newspaper published in Luxembourg of and to the extent that the rules of the Luxembourg Stock Exchange so require. Any such notice shall be deemed to have been given to the Noteholders on the second day after the day on which such notice is delivered to the relevant Clearing Systems as aforesaid.

7.	PRESCRIPTION

Claims against the Issuer in respect of principal and interest on the Notes represented by this temporary Global Note will be prescribed after 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date (as defined in Condition 7).

8.	REDEMPTION AT THE OPTION OF THE NOTEHOLDERS

For so long as all of the Notes are represented by this temporary Global Note or by this temporary Global Note and the permanent Global Note and such Global Note(s) is/are held on behalf of the relevant Clearing Systems, the option of the Noteholders in respect of any Change of Control Offer made pursuant to Condition 6.3 may be exercised by an Accountholder giving notice to the Fiscal Agent in accordance with the standard procedure of the relevant Clearing Systems (which may include notice being given on his instruction by a relevant Clearing System or any common safekeeper for them to the Fiscal Agent by electronic means) and in a form acceptable to the relevant

Clearing Systems of the principal amount of the Notes in respect of which such option is exercised and at the same time presenting or procuring the presentation of this temporary Global Note to the Fiscal Agent for notation accordingly within the time limits set forth in that Condition.

9.	THE RELEVANT CLEARING SYSTEMS

Notes represented by this temporary Global Note are transferable in accordance with the rules and procedures of the relevant Clearing Systems.

10.	AUTHENTICATION AND EFFECTUATION

This temporary Global Note shall not become valid or enforceable for any purpose unless and until it has been authenticated by or on behalf of the Fiscal Agent and effectuated by the entity appointed as common safekeeper by the relevant Clearing Systems.

11.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this temporary Global Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

12.	GOVERNING LAW

This temporary Global Note is governed by, and shall be construed in accordance with, English law.

IN WITNESS whereof this temporary Global Note has been executed as a deed on behalf of the Issuer.

EXECUTED As A Deed by NYSE Euronext	)
acting by	)
	)	Duly Authorised
acting under the authority of that Company	)

CERTIFICATE OF AUTHENTICATION

This is the temporary Global Note described in the First Supplemental Agency Agreement
By or on behalf of
Citibank, N.A., London Branch as Fiscal Agent
(without recourse, warranty or liability)

CERTIFICATE OF EFFECTUATION

Effectuated without recourse, warranty or liability by

as common safekeeper

By:

SCHEDULE 1

FORM OF ACCOUNTHOLDER’S CERTIFICATION

NYSE Euronext

TEMPORARY GLOBAL NOTE

€250,000,000

5.375 per cent. Notes due 2015

(to be consolidated and form a single series with the €750,000,000 5.375 per cent. Notes due 2015 issued on 23 April 2008)

This is to certify that as of the date hereof, and except as set forth below, the above-captioned Notes held by you for our account (a) are owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source (United States persons), (b) are owned by United States person(s) that (i) are foreign branches of a United States financial institution (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(iv)) (financial institutions) purchasing for their own account or for resale, or (ii) acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (i) or (ii), each such United States financial institution hereby agrees, on its own behalf or through its agent, that you may advise the issuer or the issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (c) are owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and in addition if the owner of the Notes is a United States or foreign financial institution described in clause (c) (whether or not also described in clause (a) or (b)) this is to further certify that such financial institution has not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

If the Notes are of the category contemplated in Section 230.903(b)(3) of Regulation S under the Notes Act of 1933, as amended (the Act), then this is also to certify that, except as set forth below, the Notes are beneficially owned by (1) non-U.S. person(s) or (2) U.S. person(s) who purchased the Notes in transactions which did not require registration under the Act. As used in this paragraph the term U.S. person has the meaning given to it by Regulation S under the Act.

As used herein, United States means the United States of America (including the States and the District of Columbia); and its possessions include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We undertake to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Notes held by you for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

This certification excepts and does not relate to €[amount] of such interest in the above Notes in respect of which we are not able to certify and as to which we understand exchange and delivery of definitive Notes (or, if relevant, exercise of any rights or collection of any interest) cannot be made until we do so certify.

We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorise you to produce this certification to any interested party in such proceedings.

Dated: [                    ]

[name of account holder]
as, or as agent for, the beneficial owner(s) of the Notes to which this certificate relates.

By:
Authorised signatory

SCHEDULE 2

FORM OF EUROCLEAR/CLEARSTREAM, LUXEMBOURG CERTIFICATION

NYSE Euronext

TEMPORARY GLOBAL NOTE

€250,000,000

5.375 per cent. Notes due 2015

(to be consolidated and form a single series with the €750,000,000 5.375 per cent. Notes due 2015 issued on 23 April 2008)

This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organisations appearing in our records as persons being entitled to a portion of the principal amount set forth below (our Member Organisations) substantially to the effect set forth in the temporary global note issued in respect of the Notes, as of the date hereof, €[amount] principal amount of the above-captioned Notes (a) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source (United States persons), (b) is owned by United States persons that (i) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(iv)) (financial institutions) purchasing for their own account or for resale, or (ii) acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (i) or (ii), each such United States financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (c) is owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and to the further effect that United States or foreign financial institutions described in clause (c) (whether or not also described in clause (a) or (b)) have certified that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

If the Notes are of the category contemplated in Section 230.903(b)(3) of Regulation S under the Notes Act of 1933, as amended (the Act), then this is also to certify with respect to the principal amount of Notes set forth above that, except as set forth below, we have received in writing, by tested telex or by electronic transmission, from our Member Organisations entitled to a portion of such principal amount, certifications with respect to such portion substantially to the effect set forth in the temporary global note issued in respect of the Notes.

We further certify (1) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of the temporary global security excepted in such certifications and (2) that as of the date hereof we have not received any notification from any of our Member Organisations to the effect that the statements made by such Member Organisations with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) are no longer true and cannot be relied upon as of the date hereof.

We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorise you to produce this certification to any interested party in such proceedings.

Dated: [                    ]

Euroclear Bank S.A./N.V.
as operator of the Euroclear System or Clearstream Banking, société anonyme, Luxembourg

By:
Authorised signatory

PART 2

FORM OF THE PERMANENT GLOBAL NOTE

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

NYSE Euronext

PERMANENT GLOBAL NOTE

€250,000,000

5.375 per cent. Notes due 2015

(to be consolidated and form a single series with the €750,000,000 5.375 per cent. Notes due 2015 issued on 23 April 2008)

This permanent Global Note is issued in respect of the €250,000,000 5.375 per cent Notes due 2015 (the Notes) of NYSE Euronext (the Issuer), to be consolidated and form a single series with the €750,000,000 5.375 per cent. Notes due 2015 issued by the Issuer on 23 April 2008. The Notes are initially represented by a temporary Global Note interests in which will be exchanged in accordance with the terms of the temporary Global Note for interests in this permanent Global Note and, if applicable, definitive Notes. The Notes are issued subject to and with the benefit of a First Supplemental Agency Agreement (the First Supplemental Agency Agreement) dated 22 April 2009, between, among others, the Issuer and Citibank, N.A., London Branch as Fiscal Agent (the Fiscal Agent) which is supplemental to an agency agreement dated 23 April 2008 (the Principal Agency Agreement and together with the First Supplemental Agency Agreement, the Agency Agreement) between the same parties and the Conditions of the Notes (the Conditions) set out in Part 2 of Schedule 2 to the First Supplemental Agency Agreement.

1.	PROMISE TO PAY

Subject as provided in this permanent Global Note, the Issuer, for value received, promises to pay the bearer of this permanent Global Note the sum of €250,000,000 (two hundred and fifty million euros) or such lesser sum as is equal to the principal amount of the Notes represented by this permanent Global Note or such other amounts as are expressed to be payable in respect of the Notes represented by this permanent Global Note on early redemption of the Notes on 30 June 2015 or on such earlier date as the principal in respect of this permanent Global Note may become due under the Conditions and to pay interest on the principal sum for the time being outstanding at the rate of 5.375 per cent. per annum from 23 April 2008, payable annually in arrear on 30 June in each year (starting 30 June 2009) until payment of the principal sum has been made or duly provided for in full together with any other amounts as may be payable, all subject to and under the Conditions.

The principal amount of Notes represented by this permanent Global Note shall be the aggregate amount from time to time entered in the records of both Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme (together the relevant Clearing Systems). The records of the relevant Clearing Systems (which expression in this permanent Global Note means the records that each relevant Clearing System holds for its customers which reflect the amount of such customer’s interest in the Notes) shall be conclusive evidence of the principal amount of Notes represented by this permanent Global Note and, for these purposes, a statement issued by a relevant Clearing System (which statement shall be made available to the bearer upon request) stating the nominal amount of Notes represented by this permanent Global Note at any time shall be conclusive evidence of the records of the relevant Clearing System at that time.

2.	EXCHANGE OF INTERESTS IN THE TEMPORARY GLOBAL NOTE FOR INTERESTS IN THIS PERMANENT GLOBAL NOTE

Upon any exchange of an interest recorded in the records of the relevant Clearing Systems in the temporary Global Note representing the Notes for an interest recorded in the records of the relevant Clearing Systems in this permanent Global Note, the Issuer shall procure that details of such exchange shall be entered pro rata in the records of the relevant Clearing Systems.

3.	EXCHANGE FOR DEFINITIVE NOTES AND PURCHASES

Upon the occurrence of an Exchange Event (as further described below), this permanent Global Note may be exchanged for duly executed and authenticated definitive Notes without charge and the Fiscal Agent or such other person as the Fiscal Agent may direct (the Exchange Agent) shall deliver, in full (but not in partial) exchange for this permanent Global Note, an aggregate principal amount of duly executed and authenticated definitive Notes with Coupons attached equal to the total principal amount of this permanent Global Note.

An Exchange Event will occur if:

(a)	an event of default (as set out in Condition 9 has occurred and is continuing; or

(b)	the Issuer has been notified that both the relevant Clearing Systems have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available; or

(c)	the Issuer has or will become subject to adverse tax consequences which would not be suffered were the Notes in definitive form; or

(d)	a beneficial holder or other holder of Notes requests definitive Notes.

The Issuer will promptly give notice to Noteholders if an Exchange Event (other than an Exchange Event as described in (d) above) occurs. In the case of (a), (b), or (d), the bearer of this permanent Global Note, acting on the instructions of one or more of the Accountholders (as defined below), may give notice to the Issuer and the Fiscal Agent and, in the case of (c) above, the Issuer may give notice to the Fiscal Agent of its intention to exchange this permanent Global Note for definitive Notes on or after the Exchange Date (as defined below).

On or after the Exchange Date the holder of this permanent Global Note may or, in the case of (c) above, shall surrender this permanent Global Note to or to the order of the Fiscal Agent. In exchange for this permanent Global Note the Issuer will deliver, or procure the delivery of, an equal aggregate principal amount of definitive Notes (having attached to them all Coupons in respect of interest which has not already been paid on this permanent Global Note), security printed in accordance with any applicable legal and stock exchange requirements and in or substantially in the form set out in Part 1 of Schedule 2 to the First Supplemental Agency Agreement. On exchange of this permanent Global Note, the Issuer will procure that it is cancelled and, if the holder so requests, returned to the holder together with any relevant definitive Notes.

Exchange Date means a day specified in the notice requiring exchange falling not less than 30 days after that on which such notice is given, being a day on which banks are open for general business in the place in which the specified office of the Fiscal Agent is located and, except in the case of exchange pursuant to (b) above, in the place in which the relevant clearing system is located.

The definitive Notes to be issued on exchange will be in bearer form in the denomination of €50,000 each with interest coupons (Coupons) attached and will be substantially in the form set out in Part 1 of Schedule 2 to the First Supplemental Agency Agreement.

Upon (a) receipt of instructions from the relevant Clearing Systems that, following the purchase by or on behalf of the Issuer or any of its subsidiaries of a part of this permanent Global Note, part is to be cancelled or (b) any redemption of a part of this permanent Global Note, the Issuer shall procure that the portion of the principal amount of this permanent Global Note so cancelled or redeemed shall be entered pro rata in the records of the relevant Clearing Systems. On an exchange in whole of this permanent Global Note, this permanent Global Note shall be surrendered to the Fiscal Agent.

4.	BENEFITS

Until the entire principal amount of this permanent Global Note has been extinguished in exchange for definitive Notes or in any other manner envisaged by the Conditions, the bearer of this permanent Global Note shall in all respects be entitled to the same benefits as if he were the bearer of the definitive Notes referred to above. Accordingly, except as ordered by a court of competent jurisdiction or as required by law or applicable regulation, the Issuer and any Paying Agent may deem and treat the holder of this permanent Global Note as the absolute owner of this permanent Global Note for all purposes. All payments of any amounts payable and paid to such holder shall, to the extent of the sums so paid, discharge the liability for the moneys payable on this permanent Global Note and on the relevant definitive Notes and/or Coupons.

5.	PAYMENTS

Payments due in respect of Notes for the time being represented by this permanent Global Note shall be made to the bearer of this permanent Global Note and each payment so made will discharge the Issuer’s obligations in respect thereof.

Upon any payment in respect of the Notes represented by this permanent Global Note, the Issuer shall procure that the amount so paid shall be entered pro rata in the records of the relevant Clearing Systems. In the case of any payment of principal the Issuer shall procure that the amount so paid shall be entered pro rata in the records of the relevant Clearing Systems and, upon any such entry being made, the principal amount of the Notes recorded in the records of the relevant Clearing Systems and represented by this permanent Global Note shall be reduced by the amount so paid. Any failure to make such entries shall not affect the discharge referred to in the previous paragraph.

6.	ACCOUNTHOLDERS

For so long as any of the Notes is represented by this permanent Global Note or by this permanent Global Note and the temporary Global Note and such Global Note(s) is/are held on behalf of the relevant Clearing Systems, each person (other than a relevant Clearing System) who is for the time being shown in the records of a relevant Clearing Systems as the holder of a particular principal amount of Notes (each an Accountholder) (in which regard any certificate or other document issued by a relevant Clearing System as to the principal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes) shall be treated as the holder of that principal amount for all purposes (including but not limited to for the purposes of any quorum requirements of, or the right to demand a poll or, meetings of the Noteholders and giving notice to the Issuer pursuant to Condition 9 and tendering Notes in any Change of Control Offer made pursuant to Condition 6.3) other than with respect to the payment of principal and interest on the Notes, the right to which shall be vested, as against the Issuer, solely in the bearer of this permanent Global Note in accordance with and subject to its terms. Each Accountholder must look solely to the relevant Clearing Systems, for its share of each payment made to the bearer of this permanent Global Note.

The Issuer covenants in favour of each Accountholder that it will make all payments in respect of the principal amount of Notes for the time being shown in the records of the relevant Clearing Systems as being held by the Accountholder and represented by this permanent Global Note to the bearer of this permanent Global Note in accordance with clause 1 above and acknowledges that each Accountholder may take proceedings to enforce this covenant and any of the other rights which it has under the first paragraph of this clause directly against the Issuer.

7.	NOTICES

For so long as all of the Notes are represented by this permanent Global Note or by this permanent Global Note and the temporary Global Note and such Global Note(s) is/are held on behalf of a relevant Clearing System, notices to Noteholders may be given by delivery of the relevant notice to the relevant Clearing Systems for communication to the relative Accountholders rather than by publication as required by Condition 11, provided that, so long as the Notes are listed on the Luxembourg Stock Exchange, notice will also be given by publication in the daily newspaper published in Luxembourg of and to the extent that the rules of the Luxembourg Stock Exchange so require. Any such notice shall be deemed to have been given to the Noteholders on the second day after the day on which such notice is delivered to the relevant Clearing Systems as aforesaid.

8.	PRESCRIPTION

Claims against the Issuer in respect of principal and interest on the Notes represented by this permanent Global Note will be prescribed after 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date (as defined in Condition 7).

9.	REDEMPTION AT THE OPTION OF THE NOTEHOLDERS

For so long as all of the Notes are represented by this permanent Global Note or by this permanent Global Note and the temporary Global Note and such Global Note(s) is/are held on behalf of the relevant Clearing Systems, the option of the Noteholders in respect of any Change of Control Offer made pursuant to Condition 6.3 may be exercised by an Accountholder giving notice to the Fiscal Agent in accordance with the standard procedures of the relevant Clearing Systems (which may include notice being given on his instructions by a relevant Clearing System or any common safekeeper for them to the Fiscal Agent by electronic means) and in a form acceptable to the relevant Clearing Systems of the principal amount of the Notes in respect of which such option is exercised and at the same time presenting or procuring the presentation of this permanent Global Note to the Fiscal Agent for notation accordingly within the time limits set forth in that Condition.

10.	THE RELEVANT CLEARING SYSTEMS

Notes represented by this permanent Global Note are transferable in accordance with the rules and procedures of the relevant Clearing Systems.

11.	AUTHENTICATION AND EFFECTUATION

This permanent Global Note shall not become valid or enforceable for any purpose unless and until it has been authenticated by or on behalf of the Fiscal Agent and effectuated by the entity appointed as common safekeeper by the relevant Clearing Systems.

12.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this permanent Global Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

13.	GOVERNING LAW

This permanent Global Note is governed by, and shall be construed in accordance with, English law.

IN WITNESS whereof this permanent Global Note has been executed as a deed on behalf of the Issuer.

EXECUTED AS A DEED by NYSE Euronext	)
acting by	)	Duly Authorised
)
)
acting under the authority of that Company	)

CERTIFICATE OF AUTHENTICATION

This is the permanent Global Note described in the First Supplemental Agency Agreement
By or on behalf of
Citibank, N.A., London Branch as Fiscal Agent
(without recourse, warranty or liability)

CERTIFICATE OF EFFECTUATION
Effectuated without recourse, warranty or liability by

as common safekeeper

By:

SCHEDULE 2

FORMS OF DEFINITIVE NOTE AND COUPON AND CONDITIONS OF THE NOTES

PART 1

FORM OF DEFINITIVE NOTE AND COUPON

(Face of Note)

000000	XS0358820222	00 00000

NYSE Euronext

(a company incorporated under the laws of the State of Delaware, U.S.A.)

€250,000,000

5.375 per cent. Notes due 2015

(to be consolidated and form a single series with the €750,000,000 5.375 per cent. Notes due 2015 issued on 23 April 2008)

The issue of the Notes was authorised by a resolution of the Board of Directors of NYSE Euronext (the Issuer) passed on 2 April 2009.

This Note forms one of a series of Notes issued as bearer Notes in the denomination of €50,000 each in an aggregate principal amount of €250,000,000.

The Issuer for value received and subject to and in accordance with the Conditions endorsed hereon hereby promises to pay to the bearer on 30 June 2015 (or on such earlier date as the principal sum (as determined under the Conditions) may become repayable under the said Conditions) the principal sum of:

€50,000 (fifty-thousand euros)

together with interest on the principal sum of €50,000 at the rate of 5.375 per cent. per annum payable annually in arrear on each Interest Payment Date and together with such other amounts as may be payable, all subject to and under the Conditions.

The Notes are issued pursuant to a First Supplemental Agency Agreement (the First Supplemental Agency Agreement) dated 22 April 2009 between, among others, the Issuer and Citibank, N.A., London Branch as Fiscal Agent, supplemental to an agency agreement dated 23 April 2008 (the Principal Agency Agreement and together with the First Supplemental Agency Agreement, the Agency Agreement) between the same parties. The Notes have the benefit of, and are subject to, the provisions contained in the Agency Agreement and the Conditions.

Neither this Note nor any of the Coupons relating to this Note shall become valid or enforceable for any purpose unless and until this Note has been authenticated by or on behalf of the Fiscal Agent.

IN WITNESS WHEREOF this Note and the Coupons relating to this Note have been executed on behalf of the Issuer.

Dated as of [                    ]

Issued in London, England.

NYSE Euronext

By:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes described

in the Agency Agreement.

By or on behalf of

Citibank, N.A., London Branch as Fiscal Agent

(without recourse, warranty or liability)

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

(Reverse of Note)

CONDITIONS OF THE NOTES

(as set out in Part 2 of this Schedule 2)

FISCAL AND PRINCIPAL PAYING AGENT

Citibank, N.A., London Branch

21st Floor

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

OTHER PAYING AGENTS

Dexia Banque Internationale à Luxembourg, société anonyme

69, route d’Esch

L-2953 Luxembourg

ABN AMRO Bank N.V.

Kemelstede 2

4817 ST Breda

The Netherlands

and/or such other or further Fiscal Agent or Paying Agents and/or specified offices as may from time to time be appointed by the Issuer and notice of which has been given to the Noteholders.

FORM OF COUPON

(Face of Coupon)

NYSE Euronext

€250,000,000 5.375 per cent. Notes due 2015

(to be consolidated and form a single series with the €750,000,000 5.375 per cent. Notes due 2015 issued on 23 April 2008)

This Coupon relating to a Note payable in the denomination of €50,000 is payable to bearer, separately negotiable and subject to the Conditions of the Notes.	Coupon for €[ ] due on [ ], [ ]

This Coupon is payable to bearer, separately negotiable and subject to the Conditions, under which it may become void before its due date.

NYSE Euronext

By:

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

00 000000	XS0358820222	000000

(Reverse of Coupon)

FISCAL AND PRINCIPAL PAYING AGENT:

Citibank, N.A., London Branch

21st Floor

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

OTHER PAYING AGENTS:

Dexia Banque Internationale à Luxembourg, société anonyme

69, route d’Esch

L-2953 Luxembourg

ABN AMRO Bank N.V.

Kemelstede 2

4817 ST Breda

The Netherlands

PART 2

CONDITIONS OF THE NOTES

The following is the text of the Conditions of the New Notes which, upon issue, will be the Conditions applicable to all Notes, including the Original Notes, and (subject to modification) will be endorsed on each Note in definitive form:

The €250,000,000 5.375 per cent. Notes due 2015 (the New Notes) of NYSE Euronext (the Issuer) are issued subject to and with the benefit of a first supplemental agency agreement (the First Supplemental Agency Agreement) dated 22 April 2009 between the Issuer, Citibank, N.A. as fiscal agent and principal paying agent (the Fiscal Agent) and the other initial paying agents named therein (together with the Fiscal Agent, the Paying Agents), supplemental to the agency agreement (together with the First Supplemental Agency Agreement, the Agency Agreement) dated 23 April 2008 (the Original Closing Date) between the same parties and which the €750,000,000 5.375 per cent. Notes due 2015 of the Issuer (the Original Notes) issued on the Original Closing Date had the benefit thereof.

The New Notes will, pursuant to Condition 13, upon exchange of the temporary global note initially representing the New Notes on issue for the permanent global note then to represent the New Notes (which is expected to be on or after 2 June 2009, upon certification as to non-U.S. beneficial ownership), be consolidated and form a single series with the Original Notes. In these Conditions, the expression Notes means the Original Notes and the New Notes and any further notes issued pursuant to Condition 13 and forming a single series with the Original Notes and the New Notes.

The statements in these Conditions include summaries of, and are subject to, the detailed provisions of and definitions in the Agency Agreement. Copies of the Agency Agreement are available for inspection during normal business hours by the holders of the Notes (the Noteholders) and the holders of the interest coupons appertaining to the Notes (the Couponholders and the Coupons) at the specified office of each of the Paying Agents. The Noteholders and the Couponholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement applicable to them. References in these Conditions to the Fiscal Agent and the Paying Agents shall include any successor appointed under the Agency Agreement.

1.	FORM, DENOMINATION AND TITLE

1.1	Form and Denomination

The Notes are in bearer form, serially numbered, in the denomination of €50,000, each with Coupons attached on issue.

1.2	Title

Title to the Notes and to the Coupons will pass by delivery.

1.3	Holder Absolute Owner

The Issuer and any Paying Agent may (to the fullest extent permitted by applicable laws) deem and treat the bearer of any Note or Coupon as the absolute owner for all purposes (whether or not the Note or Coupon shall be overdue and notwithstanding any notice of ownership or writing on the Note or Coupon or any notice of previous loss or theft of the Note or Coupon).

2.	STATUS

The Notes and the Coupons are direct, unconditional and (subject to the provisions of Condition 3) unsecured obligations of the Issuer and (subject as provided above) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

3.	NEGATIVE PLEDGE

3.1	Negative Pledge

So long as any of the Notes remains outstanding, the Issuer will ensure that no Relevant Indebtedness will be secured by any mortgage, charge, lien, pledge or other security interest (each a Security Interest), other than a Permitted Security Interest, upon, or with respect to, any of the present or future business, undertaking, assets or revenues (including any uncalled capital) of the Issuer or any of its Material Subsidiaries (as defined below) unless the Issuer, in the case of the creation of the Security Interest, before or at the same time and, in any other case, promptly, takes any and all action necessary to ensure that:

(a)	all amounts payable by it under the Notes and the Coupons are secured by the Security Interest equally and rateably with the Relevant Indebtedness; or

(b)	such other Security Interest or other arrangement (whether or not it includes the giving of a Security Interest) is provided as is approved by an Extraordinary Resolution of the Noteholders.

3.2	Interpretation

For the purposes of these Conditions:

(a)	a Material Subsidiary means at any time a Subsidiary of the Issuer:

(i)	whose total revenues (consolidated in the case of a Subsidiary which itself has Subsidiaries) or whose total assets (consolidated in the case of a Subsidiary which itself has Subsidiaries) represent in each case (or, in the case of a Subsidiary acquired after the end of the financial period to which the then latest audited consolidated accounts of the Issuer and its Subsidiaries relate, are equal to) not less than 10 per cent. of the consolidated total revenues of the Issuer, or, as the case may be, consolidated total assets, of the Issuer and its Subsidiaries taken as a whole, all as calculated respectively by reference to the then latest audited accounts (consolidated or, as the case may be, unconsolidated) of such Subsidiary and the then latest audited consolidated accounts of the Issuer and its Subsidiaries, provided that in the case of a Subsidiary of the Issuer acquired after the end of the financial period to which the then latest audited consolidated accounts of the Issuer and its Subsidiaries relate, the reference to the then latest audited consolidated accounts of the Issuer and its Subsidiaries for the purposes of the calculation above shall, until consolidated accounts for the financial period in which the acquisition is made have been prepared and audited as aforesaid, be deemed to be a reference to such first-mentioned accounts as if such Subsidiary had been shown in such accounts by reference to its then latest relevant audited accounts, adjusted as deemed appropriate by the Issuer;

(ii)	to which is transferred the whole or substantially the whole of the undertaking and assets of a Subsidiary of the Issuer which immediately prior to such transfer is a Material Subsidiary, provided that the transferor Subsidiary shall upon such transfer forthwith cease to be a Material Subsidiary and the transferee Subsidiary shall cease to be a Material Subsidiary pursuant to this subparagraph (a)(ii) on the date on which the consolidated accounts of the Issuer and its Subsidiaries for the financial period current at the date of such transfer have been prepared and audited as aforesaid but so that such transferor Subsidiary or such transferee Subsidiary may be a Material Subsidiary on or at any time after the date on which such consolidated accounts have been prepared and audited as aforesaid by virtue of the provisions of subparagraph (a)(i) above or, prior to or after such date, by virtue of any other applicable provision of this definition; or

(iii)	to which is transferred an undertaking or assets which, taken together with the undertaking or assets of the transferee Subsidiary, generated (or, in the case of the transferee Subsidiary being acquired after the end of the financial period to which the then latest audited consolidated accounts of the Issuer and its Subsidiaries relate, generate total revenues equal to) not less than 10 per cent. of the consolidated total revenues of the Issuer, or represent (or, in the case aforesaid, are equal to) not less than 10 per cent. of the consolidated total assets of the Issuer and its Subsidiaries taken as a whole, all as calculated as referred to in subparagraph (a)(i) above, provided that the transferor Subsidiary (if a Material Subsidiary) shall upon such transfer forthwith cease to be a Material Subsidiary unless immediately following such transfer its undertaking and assets generate (or, in the case aforesaid, generate total revenues equal to) not less than 10 per cent. of the consolidated total revenues of the Issuer, or its assets represent (or, in the case aforesaid, are equal to) not less than 10 per cent. of the consolidated total assets of the Issuer and its Subsidiaries taken as a whole, all as calculated as referred to in subparagraph (a)(i) above, and the transferee Subsidiary shall cease to be a Material Subsidiary pursuant to this subparagraph (a)(iii) on the date on which the consolidated accounts of the Issuer and its Subsidiaries for the financial period current at the date of such transfer have been prepared and audited but so that such transferor Subsidiary or such transferee Subsidiary may be a Material Subsidiary on or at any time after the date on which such consolidated accounts have been prepared and audited as aforesaid by virtue of the provisions of subparagraph (a)(i) above or, prior to or after such date, by virtue of any other applicable provision of this definition, all as more particularly defined in the Agency Agreement;

(b)	Permitted Security Interest means any Security Interest given:

(i)	by a Material Subsidiary where (i) such Material Subsidiary becomes a Subsidiary after 18 April 2008, (ii) the Security Interest exists at the time such Material Subsidiary becomes a Subsidiary, (iii) the Security Interest was not created in contemplation of such Material Subsidiary becoming a Subsidiary, and (iv) the principal amount secured by the Security Interest at the time such Material Subsidiary becomes a Subsidiary is not subsequently increased; or

(ii)	by the Issuer or any Material Subsidiary in the ordinary course of operations relating to clearing or settlement activities, provided that at any time the aggregate amount of any such given Security Interest does not exceed the aggregate amount of deposits of cash or securities received by the Issuer or any Material Subsidiary in the ordinary course of operations relating to clearing or settlement activities;

(c)	Relevant Indebtedness means (i) any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures, debenture stock, loan stock or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market and (ii) any guarantee or indemnity of any such indebtedness; and

(d)	Subsidiary means, in relation to the Issuer, any company (i) in which the Issuer holds a majority of the voting rights or (ii) of which the Issuer is a member and has the right to appoint or remove a majority of the board of directors or (iii) of which the Issuer is a member and controls a majority of the voting rights, and includes any company which is a Subsidiary of a Subsidiary of the Issuer.

4.	INTEREST

4.1	Interest Rate and Interest Payment Dates

The Notes bear interest from and including 23 April 2008 at the rate of 5.375 per cent. per annum, payable annually in arrear on 30 June (each an Interest Payment Date). The first payment of interest (in respect of the period from and including 23 April 2008 to, but excluding, 30 June 2009 and amounting to €3,186.82 per €50,000 in principal amount of the Notes) shall be made on 30 June 2009.

4.2	Interest Accrual

Each Note will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the principal in respect of the Note is improperly withheld or refused or unless default is otherwise made in respect of payment. In such event, interest will continue to accrue until whichever is the earlier of:

(a)	the date on which all amounts due in respect of such Note have been paid; and

(b)	five days after the date on which the full amount of the moneys payable in respect of such Notes has been received by the Fiscal Agent and notice to that effect has been given to the Noteholders in accordance with Condition 11.

4.3	Calculation of Broken Interest

When interest is required to be calculated in respect of a period of less than a full year, it shall be calculated on the basis of (a) the actual number of days in the period from and including the date from which interest begins to accrue (the Accrual Date) to but excluding the date on which it falls due divided by (b) the actual number of days from and including the Accrual Date to but excluding the next following Interest Payment Date.

5.	PAYMENTS

5.1	Payments in respect of Notes

Payments of principal and interest in respect of each Note will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the Note, except that payments of interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the relevant Coupon, in each case at the specified office outside the United States of any of the Paying Agents.

5.2	Method of Payment

Payments will be made by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or, at the option of the payee, by euro cheque.

5.3	Missing Unmatured Coupons

Each Note should be presented for payment together with all relative unmatured Coupons, failing which the full amount of any relative missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the full amount of the missing unmatured Coupon which the amount so paid bears to the total amount due) will be deducted from the amount due for payment. Each amount so deducted will be paid in the manner mentioned above against presentation and surrender (or, in the case of part payment only, endorsement) of the relative missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 7) in respect of the relevant Note (whether or not the Coupon would otherwise have become void pursuant to Condition 8) or, if later, five years after the date on which the Coupon would have become due, but not thereafter.

5.4	Payments subject to Applicable Laws

Payments in respect of principal and interest on Notes are subject in all cases to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of Condition 7.

5.5	Payment only on a Presentation Date

A holder shall be entitled to present a Note or Coupon for payment only on a Presentation Date and shall not, except as provided in Condition 4, be entitled to any further interest or other payment if a Presentation Date is after the due date.

Presentation Date means a day which (subject to Condition 8):

(a)	is or falls after the relevant due date;

(b)	is a Business Day in the place of the specified office of the Paying Agent at which the Note or Coupon is presented for payment; and

(c)	in the case of payment by credit or transfer to a euro account as referred to above, is a TARGET Settlement Day.

In this Condition, Business Day means, in relation to any place, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in that place and Target Settlement Day means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) system is open.

5.6	Initial Paying Agents

The names of the initial Paying Agents and their initial specified offices are set out at the end of these Conditions. The Issuer reserves the right at any time to vary or terminate the appointment of any Paying Agent and to appoint additional or other Paying Agents provided that:

(a)	there will at all times be a Fiscal Agent;

(b)	there will at all times be at least one Paying Agent (which may be the Fiscal Agent) having its specified office in a European city which so long as the Notes are (i) listed on the Luxembourg Stock Exchange shall include Luxembourg and (ii) admitted to listing and trading on Euronext Amsterdam by NYSE Euronext shall include Amsterdam; and

(c)	the Issuer undertakes that it will ensure that it maintains a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive.

Notice of any termination or appointment and of any changes in specified offices given to the Noteholders promptly by the Issuer in accordance with Condition 11.

6.	REDEMPTION AND PURCHASE

6.1	Redemption at Maturity

Unless previously redeemed or purchased and cancelled as provided below, the Issuer will redeem the Notes at their principal amount on 30 June 2015.

6.2	Redemption for Taxation Reasons

If:

(a)	as a result of any (i) change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Condition 7), or any change in the official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after 18 April 2008, on the next Interest Payment Date the Issuer would be required to pay additional amounts as provided or referred to in Condition 7, or (ii) present or future laws or regulations of a Relevant Jurisdiction, information identifying the nationality, residence or identity of a beneficial owner must be delivered to the Issuer or any Paying Agent; and

(b)	the requirement cannot be avoided by the Issuer taking reasonable measures available to it,

the Issuer may at its option, having given not less than 30 nor more than 60 days’ notice to the Noteholders in accordance with Condition 11 (which notice shall be irrevocable), redeem all the Notes, but not some only, at any time at their principal amount together with interest accrued to but excluding the date of redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts or that information described in sub-paragraph (a)(ii) above must be delivered to the Issuer or a Paying Agent, were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent a certificate signed by an Executive Officer of the Issuer stating that the requirement referred to in (a) above will apply on the next Interest Payment Date and cannot be avoided by the Issuer taking reasonable measures available to it and an opinion of independent legal advisers of recognised standing to the effect that either (i) the Issuer has or will become obliged to pay such additional amounts as a result of the change or amendment, or (ii) such information must be delivered.

For the purposes of these Conditions, Executive Officer of the Issuer means an executive officer of the Issuer, including the Chief Executive Officer, the Chief Financial Officer or any person who holds the title of “Group Executive Vice President” or an equivalent title.

6.3	Redemption at the Option of the Holders

(a)	If a Change of Control Triggering Event occurs, unless the Issuer has otherwise exercised its right to redeem the Notes in accordance with Condition 6.2, each Noteholder shall have the right to require the Issuer to repurchase all or any of its Notes pursuant to the offer described below (the Change of Control Offer) on the terms set forth in the Conditions.

In the Change of Control Offer, the Issuer shall be required to offer payment in cash equal to 101 per cent. of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the Change of Control Payment). Within 30 days following any Change of Control Triggering Event, the Issuer shall be required to deliver a notice to the Noteholders describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the Change of Control Payment Date), pursuant to the procedures required by the Notes and described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the United States Securities Exchange Act of 1934 (the Exchange Act) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, the Issuer shall be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these Conditions by virtue of any such conflict.

On the Change of Control Payment Date, the Issuer shall be required, to the extent lawful, to:

(i)	accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Fiscal Agent the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of the Notes being purchased.

The Issuer shall not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(b)	In this Condition 6.3 the following expressions have the following meanings:

(i)	Below Investment Grade Rating Event means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control and ending at the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Noteholders in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade rating event);

(ii)	Board of Directors means the board of directors of the Issuer;

(iii)	Change of Control means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a Group) other than the Issuer or one of its Subsidiaries; (2) the approval by the holders of the Issuer’s common stock of any plan or proposal for the liquidation or dissolution of the Issuer; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50 per cent. of the then outstanding number of shares of the Issuer’s voting stock; or (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;

(iv)	Change of Control Triggering Event means the occurrence of both a Change of Control and a Below Investment Grade Rating Event;

(v)	Continuing Directors means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Issuer’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination);

(vi)	Investment Grade Rating means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively;

(vii)	Moody’s means Moody’s Investors Service, Inc;

(viii)	Person means any individual, firm, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organisation and includes a “person” as used in Section 13(d)(3) of the Exchange Act;

(ix)	Rating Agencies means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognised statistical rating organisation” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Issuer (as certified by an Executive Officer of the Issuer) as a replacement agency for Moody’s or S&P, or both of them, as the case may be; and

(x)	S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

6.4	Purchases

The Issuer or any of its Subsidiaries (as defined above) may at any time purchase Notes (provided that all unmatured Coupons appertaining to the Notes are purchased with the Notes) in any manner and at any price.

6.5	Cancellations

All Notes which are (a) redeemed or (b) purchased by or on behalf of the Issuer or any of its Subsidiaries will forthwith be cancelled, together with all relative unmatured Coupons attached to the Notes or surrendered with the Notes, and accordingly may not be reissued or resold.

6.6	Notices Final

Upon the expiry of any notice as is referred to in paragraphs 6.2 or 6.3 above the Issuer shall be bound to redeem the Notes to which the notice refers in accordance with the terms of such paragraph (in the case of paragraph 6.3 above, save as otherwise provided therein).

7.	TAXATION

7.1	Payment without Withholding

All payments in respect of the Notes by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Taxes) imposed or levied by or on behalf of the Relevant Jurisdiction, unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders and Couponholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes or, as the case may be, Coupons in the absence of the withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Note or Coupon:

(a)	presented for payment by or on behalf of a holder who is liable to the Taxes in respect of the Note or Coupon by reason of his having some connection with the Relevant Jurisdiction other than the mere holding of the Note or Coupon; or

(b)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(c)	presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the European Union; or

(d)	presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that a holder would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days assuming that day to have been a Presentation Date (as defined in Condition 5); or

(e)	with respect to any estate, inheritance, gift, sales, personal property, transfer or similar tax, duty, assessment or governmental charge; or

(f)	where such withholding or deduction is imposed by reason of a holder’s status as (i) a personal holding company for U.S. federal income tax purposes, (ii) a corporation with accumulated earnings to avoid U.S. federal income tax, (iii) a controlled foreign corporation or passive foreign investment company for U.S. federal income tax purposes, (iv) the owner, actually or by attribution, of 10 per cent. or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (v) a private foundation or foreign tax-exempt organization or (vi) a bank receiving interest that is not eligible for the portfolio interest exemption, as such term is used for U.S. federal income tax purposes; or

(g)	where such withholding or deduction is payable because of a failure of the holder to comply with reporting requirements concerning nationality, residence or identity of a holder or beneficial owner if required by U.S. statute or regulation to avoid such withholding or deduction; or

(h)	where such withholding or deduction is due on a payment to someone other than the beneficial owner of the Notes if the beneficial owner would not have been entitled thereto under the above exceptions had it been the holder of the note or coupon.

7.2	Interpretation

In these Conditions:

(a)	Relevant Date means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Fiscal Agent on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect has been duly given to the Noteholders by the Issuer in accordance with Condition 11; and

(b)	Relevant Jurisdiction means the United States of America or any political subdivision or any authority thereof or therein having power to tax.

7.3	Additional Amounts

Any reference in these Conditions to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this Condition.

8.	PRESCRIPTION

Notes and Coupons will become void unless presented for payment within periods of 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date in respect of the Notes or, as the case may be, the Coupons, subject to the provisions of Condition 5.

9.	EVENTS OF DEFAULT

9.1	Events of Default

The holder of any Note may give notice to the Issuer that the Note is, and it shall accordingly forthwith become, immediately due and repayable at its principal amount, together with interest accrued to the date of repayment, if any of the following events (Events of Default) shall have occurred and be continuing:

(a)	if default is made in the payment of any principal, premium or interest due in respect of the Notes or any of them and the default continues for a period of 14 days; or

(b)	if the Issuer fails to perform or observe any of its other obligations under these Conditions and (except in any case where the failure is incapable of remedy, when no continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 30 days following the service by any Noteholder on the Issuer of notice requiring the same to be remedied; or

(c)	if (i) any Indebtedness for Borrowed Money (as defined below) of the Issuer or any of its Material Subsidiaries is declared due and repayable prematurely (after expiry of any originally applicable grace period) by reason of an event of default (however described); (ii) the Issuer or any of its Material Subsidiaries fails to make any payment in respect of any Indebtedness for Borrowed Money on the due date for payment (after expiry of any originally applicable grace period); (iii) any security given by the Issuer or any of its Material Subsidiaries for any Indebtedness for Borrowed Money becomes enforceable and steps are taken to enforce such security; or (iv) default is made by the Issuer or any of its Material Subsidiaries in making any payment due (after expiry of any originally applicable grace period) under any guarantee and/or indemnity given by it in relation to any Indebtedness for Borrowed Money of any other person and steps are taken to enforce such guarantee and/or indemnity; provided that no event described in this Condition 9.1(c) shall constitute an Event of Default unless the relevant amount of Indebtedness for Borrowed Money or other relative liability due and unpaid, either alone or when aggregated (without duplication) with other amounts of Indebtedness for Borrowed Money and/or other liabilities due and unpaid relative to all (if any) other events specified in (i) to (iv) above, amounts to at least U.S.$50,000,000 (or its equivalent in any other currency); or

(d)	if any order is made by any competent court or resolution is passed for the winding up or dissolution of the Issuer or any of its Material Subsidiaries; or

(e)

if the Issuer or any of its Material Subsidiaries ceases or threatens to cease to carry on the whole or substantially the whole of its business (save for the purposes of reorganisation (i) on terms approved by an Extraordinary Resolution of Noteholders, or (ii) in the case of a Material Subsidiary where there is at least one credit rating assigned to the Issuer or its long term debt at the time of such reorganisation, where immediately following such reorganisation, any of the then current credit ratings assigned to the Issuer or its long term debt is not lower primarily as a result of such reorganisation, or (iii) in the case of a Material

Subsidiary, whereby the undertaking and assets of such Material Subsidiary are transferred to or otherwise vested in the Issuer or another of its Subsidiaries), or the Issuer or any of its Material Subsidiaries stops or threatens to stop payment of, or is unable to, or admits inability to, pay, its debts (or any class of its debts) as they fall due or is deemed unable to pay its debts pursuant to or for the purposes of any applicable law, or is adjudicated or found bankrupt or insolvent; or

(f)	if (i) proceedings are initiated against the Issuer or any of its Material Subsidiaries under any applicable liquidation, insolvency, composition, reorganisation or other similar laws or an application is made (or documents filed with a court) for the appointment of an administrative or other receiver, manager, administrator or other similar official, or an administrative or other receiver, manager, administrator or other similar official is appointed, in relation to the Issuer or any of its Material Subsidiaries or, as the case may be, in relation to the whole or any part of the undertaking or assets of any of them or an encumbrancer takes possession of the whole or any part of the undertaking or assets of any of them, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against the whole or any part of the undertaking or assets of any of them, and (ii) in any such case (other than the appointment of an administrator) unless initiated by the relevant company, is not discharged within 14 days; or

(g)	if the Issuer or any of its Material Subsidiaries (or their respective directors or shareholders) initiates or consents to judicial proceedings relating to itself under any applicable liquidation, insolvency, composition, reorganisation or other similar laws (including the obtaining of a moratorium) or makes a conveyance or assignment for the benefit of, or enters into any composition or other arrangement with, its creditors generally (or any class of its creditors) or any meeting is convened to consider a proposal for an arrangement or composition with its creditors generally (or any class of its creditors); or

(h)	if any event occurs which, under the laws of any Relevant Jurisdiction, has or may have an analogous effect to any of the events referred to in subparagraphs (d) to (g) above.

9.2	Interpretation

For the purposes of this Condition, Indebtedness for Borrowed Money means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures, debenture stock, loan stock or other securities or any borrowed money or any liability under or in respect of any acceptance or acceptance credit.

10.	REPLACEMENT OF NOTES AND COUPONS

Should any Note or Coupon be lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Fiscal Agent or the Paying Agents in Luxembourg or Amsterdam, upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

11.	NOTICES

11.1	Notices to the Noteholders

All notices to the Noteholders will be valid if published in a leading English language daily newspaper published in London or such other English language daily newspaper with general circulation in Europe as the Issuer may decide and, so long as the Notes are (i) listed on the Luxembourg Stock Exchange and the rules of that exchange so require, in one daily newspaper published in Luxembourg and (ii) admitted to listing and trading on Euronext Amsterdam by NYSE Euronext and the rules of that exchange so require, in the Daily Official List of Euronext Amsterdam (Officiële Prijscourant) and in one daily newspaper having general circulation in The Netherlands. It is expected that publication will normally be made in the Financial Times and the Luxemburger Wort or the Tageblatt. The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the Notes are for the time being listed. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers.

11.2	Notices from the Noteholders

Notices to be given by any Noteholder shall be in writing and given by lodging the same, together with the relative Note or Notes, with the Fiscal Agent or, if the Notes are held in a clearing system, may be given through the clearing system in accordance with its standard rules and procedures.

12.	MEETINGS OF NOTEHOLDERS AND MODIFICATION

12.1	Meetings of Noteholders

The Agency Agreement contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the modification by Extraordinary Resolution of any of these Conditions or any of the provisions of the Agency Agreement. The quorum at any meeting for passing an Extraordinary Resolution will be one or more persons present holding or representing more than 50 per cent. in principal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons present whatever the principal amount of the Notes held or represented by him or them, except that at any meeting the business of which includes the modification of certain of these Conditions the necessary quorum for passing an Extraordinary Resolution will be one or more persons present holding or representing not less than two-thirds, or at any adjourned meeting not less than one-third, of the principal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of the Noteholders will be binding on all Noteholders, whether or not they are present at the meeting, and on all Couponholders.

12.2	Modification

The Fiscal Agent may agree, without the consent of the Noteholders or Couponholders, to any modification of any of these Conditions or any of the provisions of the Agency Agreement either (i) for the purpose of curing any ambiguity or of curing, correcting or supplementing any manifest or proven error or any other defective provision contained herein or therein or (ii) in any other manner which is not materially prejudicial to the interests of the Noteholders. Any modification shall be binding on the Noteholders and the Couponholders and, unless the Fiscal Agent agrees otherwise, any modification shall be notified by the Issuer to the Noteholders as soon as practicable thereafter in accordance with Condition 11.

13.	FURTHER ISSUES

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further notes, having terms and conditions the same as those of the Notes, or the same except for the amount of the first payment of interest, which may be consolidated and form a single series with the outstanding Notes.

14.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

14.1	Governing Law

The Agency Agreement, the Notes and the Coupons are governed by, and will be construed in accordance with English law.

14.2	Jurisdiction of English Courts

The Issuer has irrevocably agreed for the benefit of the Noteholders and the Couponholders that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Notes or the Coupons and accordingly has submitted to the exclusive jurisdiction of the English courts. The Issuer waives any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum.

The Noteholders and the Couponholders may take any suit, action or proceeding arising out of or in connection with the Notes or the Coupons respectively (together referred to as Proceedings) against the Issuer in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions.

14.3	Appointment of Process Agent

The Issuer hereby irrevocably and unconditionally appoints Clifford Chance Secretaries Limited at its registered office for the time being as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of such agent ceasing so to act it will appoint another person as its agent for that purpose.

14.4	Other Documents

The Issuer has in the Agency Agreement submitted to the jurisdiction of the English courts and appointed an agent in England for service of process, in terms substantially similar to those set out above.

15.	RIGHTS OF THIRD PARTIES

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

SIGNATORIES

NYSE EURONEXT

By:	PHILIPPE MATSUMOTO

CITIBANK, N.A., LONDON BRANCH

By:	SARAH D’SOUZA

DEXIA BANQUE INTERNATIONALE À LUXEMBOURG, SOCIÉTÉ ANONYME

By:	PIERRE-FRANÇOIS HENRION	JEAN-JACQUES KINNEN

ABN AMRO BANK N.V.

By:	WOUT VAN DER WEG	ANA HELENA FRANCO